                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          ALLIANCE GAMING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                       [ALLIANCE GAMING CORPORATION LOGO]

                             6601 SOUTH BERMUDA RD
                            LAS VEGAS, NEVADA 89119

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 5, 2000
                            ------------------------

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Alliance Gaming Corporation (the "Company") will be held at The Mirage Hotel and Casino, 3400 Las Vegas Boulevard South, Las Vegas, Nevada, on December 5, 2000 at 10:00 a.m., local time, for the following purposes:

          1. To elect two directors to serve until the expiration of their respective terms and until their respective successors shall be elected and shall qualify,

          2. To ratify the appointment of the firm of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending June 30, 2001, and

          3. To consider such other matters as may properly be before the meeting.

     The Board of Directors has fixed the close of business on November 6, 2000, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

     We hope that you are able to attend the Meeting, but, in any event, please sign, date and return promptly the enclosed proxy in the envelope so that your shares may be voted at the Meeting.

                                          By Order of the Board of Directors

                                          /s/ MARK LERNER
                                          Mark Lerner
                                          Senior Vice President and Secretary

Las Vegas, Nevada
November 6, 2000

                          ALLIANCE GAMING CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Alliance Gaming Corporation (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 10:00 a.m., local time, at The Mirage Hotel and Casino, 3400 Las Vegas Boulevard South, Las Vegas, Nevada, on December 5, 2000, and any adjournment or postponement thereof. At the Meeting, stockholders will be asked to vote on the following matters:

          1. To elect two directors to serve until the expiration of their respective terms and until their respective successors shall be elected and shall qualify,

          2. To ratify the appointment of the firm of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending June 30, 2001, and

          3. To consider such other matters as may properly be before the meeting.

     It is expected that this Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about November 6, 2000.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of shares of Common Stock. In addition to the use of the mails, directors, officers, employees and certain stockholders of the Company, none of whom will receive additional compensation therefor, may solicit proxies on behalf of the Company personally, by telephone or by facsimile transmission. The Company will also employ Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (telephone: 1-888-750-5834), to assist in soliciting proxies for a fee of $6,500, plus-out-of pocket expenses.

     The Company's executive offices are located at 6601 South Bermuda Road, Las Vegas, Nevada 89119, telephone (702) 270-7600.

NUMBER OF SHARES OUTSTANDING AND VOTING

     All shares represented by the accompanying proxy, if the proxy is properly executed and returned, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted to elect the two director nominees named herein for the terms stated herein. Any stockholder has the power to revoke his or her proxy at any time before it has been voted by filing with the Corporate Secretary of the Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Meeting.

     Only stockholders of record of shares of Common Stock at the close of business on November 6, 2000, the record date for the Meeting fixed by the Board of Directors, are entitled to vote at the Meeting. On that date, there were outstanding and entitled to vote at the Meeting 10,106,329 shares of Common Stock, each of which is entitled to one vote at the Meeting.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of the holders of a plurality of the votes cast by the holders of shares entitled to vote thereon present in person or by proxy at the Meeting is required to elect a director. Action by the shareholders on other matters requires approval by at least a majority of the shares required to constitute a quorum. The presence in person or by proxy of the persons entitled to vote a majority of the voting shares at any meeting constitutes a quorum for the transaction of business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of October 25, 2000, with respect to the beneficial ownership of the Common Stock, which constitutes the Company's only outstanding class of voting securities, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, (ii) each director and director nominee of the Company, (iii) the Named Executive Officers of the Company (as defined pursuant to the Securities Exchange Act of 1934) and (iv) all executive officers and directors of the Company as a group. Except as indicated, beneficial ownership includes the sole power to vote and to dispose of the securities in question. Except as indicated, no director or executive officer of the Company owned any other equity securities of the Company.

                                                              AMOUNT OF     PERCENT OF
                            NAME                              SHARES(1)      CLASS(1)
                            ----                              ---------     ----------
Alfred Wilms................................................  2,109,737(2)     20.6%
Jacques Andre...............................................     29,109(3)        *
Anthony DiCesare............................................    236,674(4)      2.3%
Joel Kirschbaum.............................................    494,506(5)      4.7%
Mark Lerner.................................................     16,912(6)        *
Robert Miodunski............................................    172,332(7)      1.7%
David Robbins...............................................    156,072(8)      1.6%
Robert L. Saxton............................................    110,740(9)      1.1%
Morton Topfer...............................................    206,620(10)     2.0%
All executive officers and directors as a group.............  1,281,163(11)    11.5%

---------------
  *  Less than 1%.

 (1) Excludes the effect of the issuance of up to 714,286 shares subject to warrants originally issued to Gaming Systems Advisors, L.P. ("GSA") on consummation of the acquisition of Bally Gaming International, Inc. pursuant to an agreement between the Company and GSA ("the GSA Advisory Agreement"). Such warrants have an exercise price of $5.25 per share and become exercisable in equal one-third tranches only when the Common Stock price reaches $38.50, $45.50 and $52.50, respectively, for a designated period of time, and expire on June 18, 2002. Pursuant to information provided by Mr. Kirschbaum, as part of a distribution of assets from Kirkland - Ft. Worth Investment Partners, L.P. ("KFW") and GSA to Kirkland Investment Corporation ("KIC") and GSA, Inc. ("GSI"), general partner of KFW and GSA, respectively, on the one hand, and to Kirkland Investors, L.P. on the other hand, approximately 81,429 and 190,000 of such warrants were distributed to Mr. DiCesare and Mr. Kirschbaum, respectively. Other than the 81,429 distributed to Mr. DiCesare and the 190,000 distributed to Mr. Kirschbaum, Mr. DiCesare and Mr. Kirschbaum disclaim beneficial ownership of any of these warrants.

 (2) Mr. Wilms' mailing address is 2, St. Jansvliet, bus 6-2000 Antwerp,
     Belgium.

 (3) Includes 7,085 shares owned and 22,024 shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (4) Includes 44,532 shares owned and 192,142 shares subject to options that are currently exercisable or will become exercisable within 60 days, but excludes certain additional shares referred to in Note (1) above. Also excludes 18,835 shares placed in a trust, a trustee of which is Mr. DiCesare's wife. Mr. DiCesare disclaims any beneficial ownership of these shares.

 (5) Includes 252,364 shares owned and 242,142 shares subject to options that are currently exercisable or will become exercisable within 60 days, but excludes certain additional shares referred to in Note (1) above. This disclosure is based upon information provided by Mr. Kirschbaum.

 (6) Includes 500 shares owned and 16,412 shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (7) Includes 35,642 shares owned and 136,690 shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (8) Includes 25,285 shares owned and 130,787 shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (9) Includes 35,000 shares owned and 75,740 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(10) Includes 196,620 shares owned and 10,000 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(11) Includes 915,137 shares subject to options that are currently exercisable or will become exercisable within 60 days.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

GENERAL

     The Company's bylaws provide that the Board of Directors shall consist of no fewer than three nor more than nine directors, with the exact number to be fixed by the Board of Directors. The Company's bylaws provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with each class having a term of three years. The Board of Directors has fixed the number of directors at six, two of whom will be elected at the Meeting.

     Robert Miodunski and David Robbins have been nominated to serve for a term of three years, each to serve until his respective successor shall have been elected and shall qualify, and each has indicated his willingness to serve if elected. Proxies received by the Company in favor of their election will be voted for Messrs. Robbins and Miodunski. Although the Company does not anticipate that any nominee will be unavailable for election, in the event of such occurrence, the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

     The Board of Directors recommends a vote in favor of Messrs. Miodunski and Robbins.

     The following table sets forth the names of, and certain information with respect to, the two persons nominated by the Board of Directors at the Meeting and each other director of the Company who will continue to serve as a director after the Meeting.

                                        DIRECTOR      TERM
     NOMINEES FOR DIRECTOR       AGE      SINCE      EXPIRES         PRINCIPAL OCCUPATION
     ---------------------       ---    ---------    -------         --------------------
David Robbins(1)(2)(3).........  41     see below     2003      Attorney and Private Investor
Robert Miodunski...............  49       2000        2003      President, Chief Operating
                                                                Officer

                                        DIRECTOR      TERM
     CONTINUING DIRECTORS        AGE      SINCE      EXPIRES         PRINCIPAL OCCUPATION
     --------------------        ---    ---------    -------         --------------------
Jacques Andre(1)(4)............  63       1996        2001      Partner -- Ray & Berndtson,
                                                                Inc., an executive search firm
Anthony DiCesare(2)............  38       1994        2002      Private Investor
Joel Kirschbaum(2)(3)..........  49       1994        2002      President -- Kirkland
                                                                Investment Corporation
Morton Topfer(1)...............  64     see below     2001      Vice Chairman -- Dell Computer
                                                                Corporation

---------------
(1) Member of the Audit Committee

(2) Member of the Nominating Committee

(3) Member of the Compensation Committee

     Robert Miodunski joined Alliance as Senior Vice President-Route Group (Nevada) in March 1994, and in November 1999 was appointed as Chief Operating Officer of the Company. From January 1991 to March 1994, Mr. Miodunski was President of Mulholland-Harper Company, a sign manufacturing and service company. From 1984 through 1990, Mr. Miodunski held various positions with Federal Signal Company, the last of which was Vice President and General Manager of the Midwest Region of the Sign Group. Mr. Miodunski was elected to Alliance's Board of Directors in February 2000.

     David Robbins served as a director from July 1994 to September 1997 and as Chairman of the Board of Directors of the Company from February 1997 to September 1997. In December 1997 he was again elected to the Board of Directors and since that time has served as Chairman of the Board. Mr. Robbins has been a practicing attorney since 1984; he was formerly an attorney with Kramer, Levin, Naftalis, Kamin & Frankel from May 1993 to September 1995, with O'Sullivan, Graev & Karabell, LLP from September 1995 to February 1997, and since February 1997 with Brock Silverstein & McAuliffe, LLC. Mr. Robbins is also a private investor and managing member of a private investment fund.

     Jacques Andre was appointed a director in August 1996. Mr. Andre has been a partner with Ray & Berndtson, Inc., an international executive search firm, from 1975 to the present. He also serves on its board of directors.

     Anthony DiCesare was appointed a director in July 1994. Mr. DiCesare was employed by Kirkland Investment Corporation ("KIC"), which was the sole general partner of Kirkland-Ft. Worth Investment Partners, L.P. ("KFW"), an investment partnership, from April 1991 to July 1994. Mr. DiCesare served as Executive Vice President-Development of the Company from July 1994 through June 1997. While Mr. DiCesare is currently a New York-based employee of the Company, his principal occupation since June 1997 has been as a private investor.

     Joel Kirschbaum was appointed a director in July 1994 and served as Chairman of the Board of Directors of the Company from July 1994 to March 1995. Mr. Kirschbaum is the sole stockholder, director and officer of KIC. He has been engaged in operating the businesses of KIC and KFW since January 1991 when KIC and KFW were established, and of GSI, the general partner of GSA, since June 1993. Prior to that time, he worked at Goldman, Sachs & Co. for 13 years, during the last six of which he was a General Partner. When he established KIC and KFW, Mr. Kirschbaum resigned his general partnership interest in Goldman, Sachs & Co. and became a limited partner. Mr. Kirschbaum resigned his limited partnership interest in Goldman, Sachs & Co. in November 1993. While Mr. Kirschbaum is currently a New York-based employee of the Company, his principal occupation is as President of KIC.

     Morton Topfer served as a director from December 1997 to May 1999. In September 2000, he was again appointed as a director. Mr. Topfer has been Vice Chairman of Dell Computer Corporation since May 1994. Mr. Topfer shares the office of the Chief Executive Officer with the Chairman and CEO of Dell Computer. From 1971 to May 1994, Mr. Topfer held various positions with Motorola, Inc., the last of which was Executive Vice President and President of Motorola's Land Mobile Products Sector, where he managed the mobile, portable and data systems businesses. Mr. Topfer is also a director of Dell Computer Corp., British Sky Broadcasting, and Crossroads Technology.

VOTE REQUIRED

     The election of each director requires the affirmative vote of the holders of a plurality of the votes cast by the holders of shares entitled to vote thereon present in person or by proxy at the Meeting. Pursuant to the Company's Articles of Incorporation, votes for directors may not be cumulated. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF MESSRS. MIODUNSKI AND ROBBINS.

                                PROPOSAL NO. 2:

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the meeting, a vote will be taken on a proposal to ratify the appointment of Arthur Andersen LLP by the Board of Directors to act as independent public accountants of the Company for the fiscal year ending June 30, 2001. Arthur Andersen LLP are independent public accountants who have audited the accounts of the Company beginning with the fiscal year ended June 30, 2000. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

     A representative of Arthur Andersen LLP will be present at the Meeting, will have an opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

     During the fiscal year ended June 30, 2000, the Board of Directors held 16 meetings. Each director attended at least 75 percent of the aggregate of all meetings of the Board of Directors and of all committees on which such person served during such period. In light of the large number of Board of Directors meetings during the last fiscal year, the Board of Directors assumed many of the functions of its committees during this period.

     Audit Committee. The Audit Committee of the Board of Directors is presently comprised of Messrs. Andre, Robbins (Chairman), and Topfer. The functions of the Audit Committee include reviewing and making recommendations to the Board of Directors with respect to the engagement or re-engagement of an independent accounting firm to audit the Company's financial statements for the then-current fiscal year; the policies and procedures of the Company and management in maintaining the Company's books and records and furnishing information necessary to the independent auditors; the adequacy and implementation of the Company's internal controls, including the internal audit function and the adequacy and competency of the related personnel; and such other matters relating to the Company's financial affairs and accounts as the Audit Committee may in its discretion deem desirable. The Audit Committee met three times during the fiscal year ended June 30, 2000.

     Nominating Committee. The Nominating Committee of the Board of Directors is presently comprised of Messrs. DiCesare, Kirschbaum (Chairman), and Robbins. This Committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as directors. The Nominating Committee met once during the fiscal year ended June 30, 2000. The Nominating Committee will in the future consider nominees recommended by stockholders. Stockholders should submit the names of proposed nominees in writing attention of the Corporate Secretary, Alliance Gaming Corporation, 6601 South Bermuda Rd., Las Vegas, Nevada 89119, along with appropriate background information.

     Compensation Committee. The Compensation Committee of the Board of Directors is presently comprised of Messrs. Andre, Kirschbaum, and Robbins (Chairman). This Committee makes recommendations concerning the compensation of the Company's executive officers. The Compensation Committee met once during the fiscal year ended June 30, 2000.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or to be paid by the Company to the Company's current chief operating officer and former chief executive officer, the two other most highly compensated executive officers receiving over $100,000 per year, and the two additional individuals for whom disclosure would have been required but for the fact that these individuals were not serving as executive officers at the end of the fiscal year (the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal year ended June 30, 2000:

                          SUMMARY COMPENSATION TABLE*

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                  FISCAL             ANNUAL COMPENSATION             SECURITIES
                                   YEAR     -------------------------------------    UNDERLYING
                                  ENDED                            OTHER ANNUAL       OPTIONS/        ALL OTHER
  NAME AND PRINCIPAL POSITION    JUNE 30,    SALARY     BONUS     COMPENSATION(2)     SARS(3)      COMPENSATION(4)
  ---------------------------    --------   --------   --------   ---------------   ------------   ---------------
Robert Miodunski(1)............    2000     $306,300   $400,000(8)                    102,000          $ 2,880
  President and Chief Operating    1999      240,300     92,000           --            2,857            3,000
  Officer                          1998      225,000     55,000           --           12,989            1,800
Robert Saxton(5)...............    2000     $267,100   $243,967           --           25,000          $ 2,880
  Senior Vice President,
  Treasurer                        1999      240,300    118,600           --            2,857            3,000
  and Chief Financial Officer      1998      225,000         --           --            8,572            1,800
Mark Lerner(6).................    2000     $203,700   $ 12,936           --               --          $ 2,880
  Senior Vice President and        1999      187,400     22,896           --            7,189            2,065
  General Counsel                  1998      180,000         --           --               --               --
Morris Goldstein(1)............    2000     $154,900   $     --           --               --          $ 2,880
  Former President and             1999      460,600    162,800           --               --            3,000
  Chief Executive Officer          1998      450,000         --           --               --           90,000(7)
Scott Schweinfurth(5)..........    2000     $225,900   $ 30,000           --            2,500          $44,080
  Former Senior Vice President,    1999      255,300     70,000           --            2,857            1,800
  Chief Financial Officer and      1998      250,000         --       53,200           29,143            1,700
  Treasurer
David Johnson(6)...............    2000     $258,500   $     --                         2,500          $43,580
  Former Senior Vice President,    1999      255,300     64,400           --            2,857            2,300
  General Counsel and Secretary    1998      250,000         --           --            7,972            2,000

---------------
 * As used in the tables provided under the caption "Executive Compensation," the character "--" is used to represent "zero".

(1) Mr. Goldstein joined the Company in June 1997 as President and Chief Executive Officer and resigned in November 1999. Upon Mr. Goldstein's resignation, Mr. Miodunski was appointed Chief Operating Officer of the Company. In April 2000, Mr. Miodunski was appointed President of the Company.

(2) Excludes personal benefits in amounts less than the lesser of $50,000 or 10 percent of the total annual salary and bonus reported for the Named Executive Officer.

(3) Share amounts have been restated to reflect a one-for-three-and-one-half reverse stock split effective February 1, 1999.

(4) "All Other Compensation" for fiscal year 2000 represents contributions made by the Company to the Company's Profit Sharing 401(k) Plan. For Messrs. Johnson and Schweinfurth, these amounts also include $41,000 each for accrued vacation paid at the time each resigned their positions with the Company. See (5) and (6) below.

(5) Mr. Schweinfurth resigned as Chief Financial Officer and Treasurer in March 2000. Upon Mr. Schweinfurth's resignation, Mr. Saxton was appointed as Chief Financial Officer and Treasurer.

(6) Mr. Johnson resigned as General Counsel and Secretary in May 2000. In August 2000, Mr. Lerner was appointed General Counsel and Secretary.

(7) Represents payments and reimbursements for relocation costs.

(8) Includes $100,000 sign on bonus pursuant to Mr. Miodunski's employment agreement as Chief Operating Officer of the Company.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table relates to options granted during the fiscal year ended June 30, 2000:

                                                                                   POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS                             VALUE AT
                          ----------------------------------------------------     ASSUMED ANNUAL RATES
                                       % OF TOTAL                                        OF STOCK
                                      OPTIONS/SARS                                PRICE APPRECIATION FOR
                                         GRANTED                                      OPTION TERM(D)
                          OPTIONS    TO EMPLOYEES IN    EXERCISE    EXPIRATION    ----------------------
          NAME            GRANTED      FISCAL YEAR       PRICE         DATE          5%           10%
          ----            -------    ---------------    --------    ----------    ---------    ---------
Robert Miodunski........  52,000(a)       10.46%        $6.4375      11/4/09      $211,000     $534,000
Robert Miodunski........  25,000(b)        5.03%         2.25         1/4/10        35,000       90,000
Robert Miodunski........  25,000(b)        5.03%         3.375        2/1/10        53,000      134,000
Robert Saxton...........  12,500(b)        2.52%         3.375        2/1/10        27,000       67,000
Robert Saxton...........   2,500(b)        0.50%         2.6875       3/1/10         4,000       11,000
Robert Saxton...........  10,000(c)        2.01%         2.5625      3/13/10        16,000       41,000
Anthony DiCesare........  85,000(b)       17.10%         3.375        2/1/10       180,000      457,000
Joel Kirschbaum.........  85,000(b)       17.10%         3.375        2/1/10       180,000      457,000
David Robbins...........  85,000(b)       17.10%         3.375        2/1/10       180,000      457,000
David Johnson...........   2,500(b)        0.50%         3.375       1/29/10         5,000       13,000
Scott Schweinfurth......   2,500(b)        0.50%         3.375       1/29/10         5,000       13,000

---------------
(a) Options vest: 17,333 on grant date; 17,333 on first anniversary thereof; and 17,334 on second anniversary thereof.

(b) Options vested on grant date.

(c) Options vest: 3,333 on grant date; 3,333 on first anniversary thereof; and 3,334 on second anniversary thereof.

(d) Amounts shown in these columns have been derived by multiplying the exercise price by the annual appreciation rates shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table reflects outstanding options held by Named Executive Officers at June 30, 2000:

                                                        NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES                        JUNE 30, 2000               JUNE 30, 2000(A)
                            ACQUIRED ON    VALUE     ---------------------------   ---------------------------
           NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------   -----------   -------------   -----------   -------------
Robert Miodunski..........        --           --      136,690        17,156          4,688           --
Robert Saxton.............        --           --       75,740         6,667             --           --
David Johnson(b)..........        --           --       75,471            --             --           --
Scott Schweinfurth(c).....        --           --       68,786            --             --           --
Mark Lerner...............     1,333       $8,831       16,412         3,730             --           --

---------------
(a) Represents the amount by which the market value of the underlying stock at June 30, 2000 ($2.44 per share) exceeds the aggregate exercise price of the options.

(b) Pursuant to Mr. Johnson's employment agreement, such options will remain outstanding for a period of ten years after original grant date.

(c) Options expired in July 2000.

     At a Board of Director meeting in January 2000, the Board agreed to extend the life of all options outstanding to ten years from the date of original grant for all then current employees and directors.

DIRECTORS' COMPENSATION

     Arrangements with Directors: Directors of the Company who are also employees are generally not separately compensated for their services as directors unless circumstances otherwise warrant. Compensation arrangements with other directors of the Company are as follows: (i) Chairman of the Board:
$135,000 per year for services as Chairman of the Board and member of various committees, and (ii) other outside directors: $30,000 per year for services as a director and member of various committees. In addition, all non-employee directors receive option grants of 10,000 shares (formerly 8,572) upon appointment to the Board of Directors and 5,000 shares (formerly 4,286 shares) on each anniversary date of their original appointment to the Board of Directors. All of these options are granted at fair market value on grant date, vest immediately, and have a ten-year term. During fiscal year 2000, all options previously granted were modified to have a ten-year term. Additionally, beginning in fiscal year 2000, all options granted to Directors of the Company contain a provision which allows the option to remain outstanding for the full ten-year term, whether or not the director continues to be a director of the Company (unless the director resigns or is removed as a director before the expiration of the director's term, in which event the option granted would expire 60 days upon resignation or removal). Directors are also reimbursed for their reasonable out-of-pocket expenses incurred on Company business. Nonetheless, the Company may grant directors (both employee and non-employee) additional cash compensation and options as time commitments, responsibilities and other circumstances may warrant.

     Other Arrangements: Effective July 1, 1997, the Company entered into employment agreements (the "Agreements") with Mr. DiCesare and Mr. Kirschbaum (each an "Employee" and collectively the "Employees") pursuant to which each Employee will be a New York-based employee and will work on major strategic transactions involving the Company or its affiliates, including mergers, acquisitions, divestitures, joint ventures, the negotiation of strategic alliances or relationships and financings and refinancings. The Employees are not expected to be involved in the day-to-day operations of the Company, are not expected to devote full-time to the business of the Company and may engage in outside activities, although they may not directly compete with the Company. Each Agreement originally expired on June 30, 2002, but was subject to automatic, successive extensions of one year each unless either party gives the other six months' notice that the Agreements will not be so extended. On January 4, 2000, the Company and Messrs. DiCesare and Kirschbaum amended the Agreements to prohibit the Company from giving notice of non-extension so as to cause the Agreements to expire before June 30, 2004, but further providing that the Agreements would not be extended beyond June 30, 2004. Under the Agreements, each Employee receives a base salary currently of $161,300, subject to annual inflation increases, and annual performance bonuses (each a "Bonus") based upon annual performance goals determined by the Board of Directors and the Employee (which goals will generally relate without limitation to transactions of the type mentioned above involving the Company and/or one or more of its affiliates) and a target Bonus amount (and/or an appropriate minimum amount). More than one Bonus may be paid with respect to each employment year. If the Board of Directors and the Employee cannot agree upon reasonable annual performance goals and minimum and/or target Bonuses with respect to such goals for any year, the performance goals and Bonus amounts set forth in clauses (i) and (ii) of the next paragraph will be the goals and Bonus for such year. If a goal is only partially achieved within a year, the Board of Directors will determine what amount, if any, will be paid to the Employee with respect to such goal. If a goal is achieved, the Bonuses will be payable regardless of the level of the Employee's involvement in the transaction. On termination of any Employee's Agreement for any reason (including for "cause"), the Company may be required to pay Bonuses to such Employee following such termination upon achievement of performance goals within specified periods ending up to twenty-one months after the term of the Agreements. In addition, if the Company terminates an Employee without "cause," or an Employee leaves the Company's employ for "good reason" (as these terms are defined in the Agreements), the Employee will be entitled to receive for each remaining year of the term of the Agreements an amount equal to the highest aggregate Bonuses paid in any previous year as well as the base salary and other compensation provided for by the Agreements.

     The performance goals for each Employee for fiscal year 2000 were: (i) the closing of at least one "significant merger" with a value of at least $60 million and (ii) the closing of a "significant financing" with a value of at least $50 million. On the achievement of the performance goal set forth in clause (i), each Employee was to receive a minimum Bonus of $200,000. Upon the achievement of the performance goal set forth in clause (ii), each Employee was to receive a minimum Bonus of $125,000. No bonuses were paid in respect of either clause for fiscal year 2000. In addition to the Bonuses, the Agreements provide that the Board of Directors, in its sole discretion, may grant further discretionary bonuses to the Employees. No discretionary bonuses were paid during fiscal year 2000; however, Mr. DiCesare and Mr. Kirschbaum were each granted 85,000 stock options, as disclosed above under "Options/SAR Grants in Last Fiscal Year."

     Pursuant to the Agreements, an Employee may elect to restructure his relationship with the Company into that of a financial consultant or independent advisor, with compensation arrangements reflecting the nature of such relationship and the services to be provided in amounts reasonably consistent with the compensation and Bonuses payable over the term of the Agreements as contemplated therein, as determined reasonably and in good faith by the Board of Directors, but calculated and payable in a manner customary for financial consultant or independent advisor arrangements. The Company and the Employee will negotiate in good faith to establish a restructured agreement with respect to the services to be provided under the Agreements.

     In addition, effective July 1, 1997, the Company has agreed to pay KIC over the term of the Agreements an annual amount, currently $982,000, subject to annual inflation increases, plus the cost of reasonable employee benefits to its support staff and reasonable out-of-pocket expenses incurred by KIC and its officers and employees to the extent related directly to the Company's business or potential business (the "KIC Agreement"). The Company will have the right to terminate the KIC Agreement upon twelve months' notice if Mr. Kirschbaum's employment under his Agreement is terminated for any reason other than by the Company without "cause" or by the Employee "for good reason" (as such terms are defined in the Agreements).

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     The Company is party to an employment agreement with Mr. Miodunski which generally provides for a base salary of $325,000 per year through and including December 31, 2001, a signing bonus of $100,000, participation in the Company's compensation programs for corporate officers, participation in the Company's cash bonus program at amounts determined by the Board of Directors, receipt of 52,000 stock options to vest 34% on the date of grant with 33% vested at each of the next two anniversary dates, and severance benefits of one year's base salary if Mr. Miodunski is terminated prior to December 2001 without "cause" (as defined in Mr. Miodunski's employment agreement).

     The Company is party to an employment agreement with Mr. Lerner which generally provides for a base salary of $220,000 per year, participation in the Company's compensation programs for corporate officers, participation in the Company's cash bonus program at amounts determined by the Board of Directors, and severance benefits of six months' base salary if Mr. Lerner is terminated without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During the fiscal year ended June 30, 2000, the Compensation Committee of the Board of Directors of the Company met one time. The Compensation Committee is currently comprised of Messrs. Andre, Kirschbaum and Robbins. During the last fiscal year, the entire Board of Directors generally participated in deliberations concerning the compensation of the Company's executive officers. Other than previously described elsewhere herein, no other member of the Company's Board of Directors was an officer or employee of the Company or any subsidiary during the fiscal year ended June 30, 2000, or is a former officer of the Company or any subsidiary.

     The Company has hired Ray & Berndtson, Inc., an international executive search firm, of which Mr. Andre is a partner, to perform certain personnel searches. The Company paid a total of $244,500 during the fiscal year ended June 30, 2000, for the searches conducted by this firm. The final fee for the searches will be based on a percentage of the first-year compensation paid to certain personnel if and when hired.

     The Company paid fees to Brock Silverstein McAuliffe LLC, a law firm in which Mr. Robbins is a member, for services during the fiscal year ended June 30, 2000.

     The Company paid a total of $429,000 to Dell Computer Corporation, a company of which Mr. Topfer is the Vice-Chairman, for the lease of computer equipment during the fiscal year ended June 30, 2000.

     Since July 1, 1998, certain directors have been involved in transactions in which Alliance was a party and in which the amount involved exceeded $60,000. See "Directors' Compensation" and "Certain Relationships and Related Transactions."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to a stockholders agreement dated as of September 21, 1993, as amended on October 20, 1994, by and among the Company, KIC, GSA, KFW and the Company's largest shareholder, Mr. Alfred Wilms (as amended, the "Stockholders Agreement"), KIC is required to vote all of its shares of Common Stock to cause Mr. Wilms to be elected a director of the Company if so nominated for so long as Mr. Wilms owns shares of Common Stock of the Company. The Stockholders Agreement contains certain registration rights running in favor of KFW, KIC, GSA and certain of their respective affiliates and transferees and Mr. Wilms, including up to four demand registration rights each (and additional demand registration rights for Mr. Wilms under certain circumstances), at the Company's expense, and provisions granting Mr. Wilms the right to participate in certain offerings of securities by the Company and by KIC and its transferees.

     Mr. Wilms served as a consultant to the Company and received consulting fees and expense reimbursements that totaled $174,000 during the fiscal year ended June 30, 2000.

     See also "Directors' Compensation" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     At the June 1998 Board of Directors meeting, the Board re-instituted the Compensation Committee, which currently consists of Messrs. Andre, Kirschbaum and Robbins. Mr. Robbins currently serves as the Chairman of the Compensation Committee. A formal charter for the Compensation Committee was adopted by the Board of Directors in 1998. This charter provides for the following duties to be carried out by this Committee:

     - Review and approve executive compensation philosophy

     - Approve all executive compensation plans and structures

     - Approve annual and long term incentive performance metrices; determine and approve payouts

     - Approve compensation for the Company's management executive committee (consisting of certain members of senior management) as well as the Senior Vice Presidents in Bally Gaming and Systems

     - Approve plan payouts to the members of the management executive committee that are outside of approved parameters

     - Review key appointments and promotions

     - Recommend approval for all management incentive plans, including stock options, to the Board of Directors and approve new change-in-control or special retention plans

     - Approve bonus criteria, incentives, including stock options, and payouts for employee-directors

     The Company's compensation formulas for certain executives during the fiscal year ended June 30, 2000, were largely determined based on pre-existing contractual arrangements in place from the previous fiscal periods. The Compensation Committee believes as a general matter, but particularly with respect to senior executive officers, that the most effective method of compensation, and the method that most closely aligns management's interest with those of the Company's stockholders, is long-term compensation tied to the creation of stockholder value. The Compensation Committee believes that this method of compensation should constitute a significant portion of an executive's compensation. Thus, it has been the Company's policy where feasible and consistent with competitive market conditions to attempt to restrain base cash compensation while providing incentives for management to increase stockholder value. The Company hopes to achieve this goal through the use of (i) long-term stock options (that will not result in value to the holder unless the price of the Company's Common Stock has appreciated) and (ii) cash bonuses tied to performance criteria (such as achievement of specific strategic, operational or financial tasks or targets, like cash return on total assets and revenue growth, both in relation to operating income) which the Board of Directors believes will result in increases in stockholder value. In the past, stock option grants to management have had exercise prices equal to or in excess of the share price at the time of grant and had a five year term. During fiscal year 2000, the Board of Directors voted to increase the term to ten-years for all options then outstanding as well as those granted in the future. Pursuant to the 1996 Long-Term Incentive Plan, all future option grants are required to be at prices no lower than the closing price of the Common Stock on the date of grant, and grants cannot be repriced in the future. The Board of Directors believes the compensation philosophy outlined above has the greatest probability of achieving significant returns to stockholders.

     The Board of Directors' compensation determinations have been and continue to be affected by various competitive factors including the requirements to attract top-flight talent to the Company. The Company believes that it will continue to be constrained by these competitive factors as there continues to be demand from competing businesses to attract management talent of the type the Company desired to recruit.

                                          Respectfully submitted,

                                          Jacques Andre
                                          Joel Kirschbaum
                                          David Robbins, Chairman

STOCK PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return on its Common Stock (no dividends have been paid thereon) for the past five fiscal years in the period ending June 30, 2000, and for the additional period through September 30, 2000, with cumulative total return, assuming reinvestment of dividends, of (i) the Nasdaq Stock Market (U.S.) and (ii) an index of peer companies that the Company believes are comparable to the Company in terms of their lines of business. The presentation assumes $100 was invested on June 30, 1995 (the last trading day prior to the end of the Company's 1995 fiscal year). The Company's prior peer group used in the graph below consists of Anchor Gaming, Casino Data Systems, International Gaming and Technology, WMS Industries and Jackpot Enterprises(a) and no longer includes Video Lottery Technologies(b) ("peer group 1"). The Company has expanded its peer group by adding to peer group 1: Acres Gaming, Mikohn Gaming and Shuffle Master ("peer group 2"). Due to the continued consolidation within the gaming industry, the Company has expanded its peer group to include other gaming equipment industry suppliers.

                COMPARISON OF 64 MONTHS CUMULATIVE TOTAL RETURN*
                       AMONG ALLIANCE GAMING CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                              AND TWO PEER GROUPS
[PERFORMANCE GRAPH]

                                          ALLIANCE GAMING          NASDAQ STOCK
                                            CORPORATION           MARKET (U.S.)           PEER GROUP 1           PEER GROUP 2
                                          ---------------         -------------           ------------           ------------
6/95                                          100.00                  100.00                 100.00                 100.00
6/96                                           55.67                  128.39                 131.37                 130.36
6/97                                           61.85                  156.14                 123.21                 119.04
6/98                                           65.97                  205.52                 146.78                 140.45
6/99                                           17.67                  295.63                 122.93                 116.65
6/00                                           11.49                  436.82                 154.88                 149.11
9/00                                           12.67                  412.24                 186.55                 178.14

$100 INVESTED ON 6/30/95 IN STOCK OR INDEX.
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING JUNE 30.
---------------
(a) During the fiscal year ended June 30, 2000, Jackpot Enterprises announced its intention to exit the gaming industry and become an internet company. The inclusion or exclusion of the company in the peer group does not have a material impact on the peer group cumulative return. This company will be removed from the peer group beginning in fiscal year 2001.

(b) Video Lottery Technologies was acquired by Anchor Gaming during the fiscal year ended June 30, 2000 and has therefore been removed from the peer group for all periods.

COMPLIANCE WITH SECTION 16(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities ("Insiders") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Insiders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) reports filed by such persons. To the Company's knowledge, based on its review of the copies of such reports furnished to the Company during the fiscal year ended June 30, 2000, all Section 16(a) filing requirements applicable to Insiders were complied with, except that Messrs. Andre, Robbins and Saxton each filed one Form 4 late, and Mr. Topfer and Mr. Lerner each filed one Form 3 late.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In order for a stockholder proposal to be included in the Board of Directors' Proxy Statement for the 2001 Annual Meeting of Stockholders, such proposal must be received at 6601 South Bermuda Road, Las Vegas, Nevada 89119,
Attention: Corporate Secretary, no later than the close of business on October 6, 2001 and must otherwise comply with the applicable provisions of the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matter that will be brought before the Meeting. However, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, that may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

     You are urged to sign, date, and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ MARK LERNER
                                          Mark Lerner
                                          Senior Vice President and Secretary

                          ALLIANCE GAMING CORPORATION


          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- DECEMBER 5, 2000 (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)


     The undersigned stockholder of Alliance Gaming Corporation hereby appoints Mark Lerner, Paul Lofgren and Robert Saxton, each with full power of substitution, proxy to vote all shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Alliance Gaming Corporation to be held at the Mirage Hotel and Casino, 3400 Las Vegas, Boulevard South, Las Vegas, Nevada, on December 5, 2000, at 10:00 a.m. (local time), or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO HEREIN.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                          ALLIANCE GAMING CORPORATION

                                DECEMBER 5, 2000


(down arrow)  Please Detach and Mail in the Envelope Provided  (down arrow)

       Please mark your
A  [X] votes as in this
       example.

                     FOR                   WITHHOLD
            all nominees listed at         AUTHORITY
            right (except as marked    to vote for all
              to the contrary)        nominees at right

1. ELECTION OF      [   ]                    [   ]         NOMINEES: Robert Miodunski   2. IN THEIR DISCRETION UPON SUCH OTHER
   DIRECTORS                                                         David Robbins         MATTERS AS MAY PROPERLY COME BEFORE
   (for terms as                                                                           THE MEETING.
   described in the Proxy Statement)

Instruction: To withhold authority to vote for an                                        UNLESS OTHERWISE SPECIFIED, THIS PROXY
individual nominee, write the nominee's name                                             WILL BE VOTED FOR THE ELECTION OF THE
in the space provided below                                                              PERSON'S NOMINATED BY THE BOARD OF
                                                                                         DIRECTORS AS DIRECTORS.

__________________________________________________
                                                                                        3. Ratification of the appointment of Arthur
                                                                                           Andersen LLP as the Company's independent
                                                                                           public accountants for fiscal year 2001.



Signature of Stockholder ____________________________________   _______________________________   Dated: ________, 2000
                                                                  (SIGNATURE IF HELD JOINTLY)

NOTE:  Please date and sign exactly as your name appears hereon. If shares are held jointly, each stockholder should sign.
Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer.
